AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of January 20, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Services, Advertising and Sales Material Review, and Licensing of Registered Representatives Letter Agreement between ALPS and the Client dated October 31, 2022, as amended
“ALPS”	ALPS Distributors, Inc.
“Client”	AXS Investments, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Distributors, Inc.		AXS Investments, LLC

By:		By:

Name:	Stephen Kyllo	Name:

Title:	SVP & Director	Title:

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	EXHIBIT A: FUNDS shall be deleted in its entirety and replaced with the following new EXHIBIT A: FUNDS

EXHIBIT A: FUNDS

Investment Managers Series Trust II

AXS Mutual Funds:

AXS Adaptive Plus Fund

AXS All Terrain Opportunity Fund

AXS Alternative Growth Fund

AXS Alternative Value Fund

AXS Chesapeake Strategy Fund

AXS Dynamic Opportunity Fund

AXS Income Opportunities Fund

AXS Market Neutral Fund

AXS Merger Fund

AXS Multi-Strategy Alternatives Fund

AXS Sustainable Income Fund

AXS Tactical Income Fund

AXS Thomson Reuters Private Equity Return Tracker Fund

AXS Thomson Reuters Venture Capital Return Fund

AXS Exchange-Traded Funds:

AXS 1.25X NVDA Bear Daily ETF

AXS 1.5X PYPL Bear Daily ETF

AXS 1.5X PYPL Bull Daily ETF

AXS 2X Innovation ETF

AXS 2X NKE Bear Daily ETF

AXS 2X NKE Bull Daily ETF

AXS 2X PFE Bear Daily ETF

AXS 2X PFE Bull Daily ETF

AXS Astoria Inflation Sensitive ETF

AXS Brendan Wood TopGun Index ETF

AXS Change Finance ESG ETF

AXS Cannabis ETF

AXS Esoterica NextG Economy ETF

AXS First Priority CLO Bond ETF

AXS Short China Internet ETF

AXS Short De-SPAC Daily ETF

AXS Short Innovation Daily ETF

AXS TSLA Bear Daily ETF

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.